Exhibit 99.1

DiaMed Holding AG

Consolidated Financial Statements

December 31, 2006 and June 30, 2006 and 2007 (unaudited)

DiaMed Holding AG
Index to Consolidated Financial Statements and Notes
December 31, 2006 and unaudited interim periods ended June 30, 2006 and 2007

 Page(s)

Report of Independent Auditors

1

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2006 and unaudited interim period as of June 30, 2007

2

Consolidated Statements of Income for the year ended December 31, 2006 and unaudited interim periods ended June 30, 2006 and 2007

3

Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the
year ended December 31, 2006 and unaudited interim period ended June 30, 2007

4

Consolidated Statements of Cash Flows for the year ended December 31, 2006 and unaudited interim periods ended June 30, 2006 and 2007

5

Notes to Consolidated Financial Statements

6–26

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of DiaMed Holding AG
Fribourg, Switzerland

We have audited the accompanying consolidated balance sheet of DiaMed Holding AG (the "Company") as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE AG
Zurich, Switzerland

/s/James D. Horiguchi

/s/Joshua L. Gunn

December 14, 2007

DiaMed Holding AG
Consolidated Balance Sheets
December 31, 2006 and unaudited interim period as of June 30, 2007

	December 31,	June 30,
	2006	2007
		(unaudited)
Assets
Current assets
Cash and cash equivalents	15,605	26,122
Accounts receivable, net of allowance of 4'307 and
4'228 at December 31, 2006 and June 30, 2007, respectively	52,513	53,632
Finance lease receivable	7,793	8,873
Inventories, net (Note 4)	67,192	67,223
Current deferred tax assets (Note 10)	1,043	1,475
Tax receivable	2,681	2,804
Other short term receivables	4,865	5,293
Prepaid expenses and other current assets	4,985	4,904
Total current assets	156,677	170,326
Property and equipment, net (Note 5)	74,014	78,518
Deferred tax assets (Note 10)	3,271	4,288
Other assets	8,352	8,183
Total assets	242,314	261,315
Liabilities and Shareholders’ Equity
Current liabilities
Bank advances	3,939	2,384
Accounts payable	12,982	18,693
Accrued expenses and other current liabilities (Note 6)	32,716	27,842
Deferred revenue	287	747
Capital lease obligations, current maturities (Note 8)	10,072	11,216
Current deferred tax liabilities (Note 10)	1,453	1,360
Lines of credit	19,443	25,211
Related party payables (Note 15)	7,376	3,317
Commitments and contingencies (Note 14)	1,400	1,400
Other current liabilities	1,677	1,522
Total current liabilities	91,345	93,692
Capital lease obligations, net of current maturities (Note 8)	20,406	18,626
Deferred revenue, net of current portion	183	235
Deferred tax liabilities (Note 10)	5,289	5,515
Accrued pension liabilities	6,195	8,341
Commitments and contingencies (Note 14)	9,100	10,900
Other long-term liabilities	499	785
Total liabilities	133,017	138,094

Minority interests	12,270	13,447

Shareholders’ equity
Share capital, CHF 100 par value; 17'000 authorized and issued shares and
15'361 outstanding shares at December 31, 2006 and June 30, 2007	1,700	1,700
Additional paid in capital	850	850
Retained earnings	103,420	115,410
Treasury shares (Note 9)	(8,334)	(8,334)
Accumulated other comprehensive (loss)	(609)	148
Total shareholders’ equity	97,027	109,774
Total liabilities and shareholders’ equity	242,314	261,315

The accompanying notes are an integral part of these consolidated financial statements.

DiaMed Holding AG
Consolidated Statements of Income
Year Ended December 31, 2006 and unaudited interim periods ended June 30, 2006 and
2007

	Year Ended	Six-month Period Ended
	December 31,	June 30,	June 30,
	2006	2006	2007
		(unaudited)
Net sales	256,337	129,007	133,272
Cost of sales	124,425	58,377	54,230
Gross profit	131,912	70,630	79,042
Operating expenses
Selling, general and administrative expense	86,872	41,279	51,298
Product research and development	8,970	5,708	6,251
Total operating expenses	95,842	46,987	57,549
Income from operations	36,070	23,643	21,493
Other income (expense)
Interest income	770	124	282
Interest expense	(2,216)	(764)	(990)
Other income (expense)	988	(901)	576
Total other income (expense)	(458)	(1,541)	(132)
Income before income taxes and minority interests	35,612	22,102	21,361
Provision for income taxes (Note 10)	9,940	6,568	6,736
Minority interests in earnings of consolidated subsidiaries	3,127	1,845	1,885
Net income	22,545	13,689	12,740

The accompanying notes are an integral part of these consolidated financial statements.

DiaMed Holding AG
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the
Year Ended December 31, 2006 and unaudited interim period ended June 30, 2007

	December 31,	June 30,
	2006	2007
		(unaudited)

Share capital, CHF 100 par value
Balance at beginning of period	1,700	1,700
Issuance of common stock	-	-
Balance at end of period	1,700	1,700

Additional paid in capital
Balance at beginning of period	850	850
Issuance of common stock	-	-
Balance at end of period	850	850

Retained earnings
Balance at beginning of period	81,351	103,420
Dividends paid	(476)	(750)
Net income	22,545	12,740
Balance at end of period	103,420	115,410

Treasury Shares
Balance at beginning of period	(526)	(8,334)
Purchases or treasury shares	(7,808)	-
Balance at end of period	(8,334)	(8,334)

Accumulated other comprehensive income (loss):
Balance at beginning of period	(735)	(609)
Other comprehensive income (loss)	126	461
Balance at end of period	(609)	148

Total shareholders' equity	97,027	109,774

Comprehensive income:
Net income	22,545	12,740
Unrecognized amounts resulting from defined
benefit plans (Note 12)	(302)	(1,784)
Currency translation adjustments	176	1,323
Total comprehensive income	22,419	12,279

Accumulated Other Comprehensive Income balance primarily consists of foreign currency translation adjustments which has no tax effect and differences in unrecognized amounts resulting from defined benefit plans which has been tax effected above.
The accompanying notes are an integral part of these consolidated financial statements.

DiaMed Holding AG
Consolidated Statements of Cash Flows
Year Ended December 31, 2006 and six month periods ended June 30, 2006 and
2007 (unaudited)

(amounts in CHF thousands)	Year Ended	Six-month Period Ended
	December 31,	June 30,	June 30,
	2006	2006	2007
		(unaudited)
Cash flows from operating activities
Net Income	22,545	13,689	12,740

Adjustments to reconcile net income to net cash provided
by operating activities:
Unrealized loss on pensions	403	381	2381
Unrealized loss/(gain) from foreign currency translation adjustments	7	1	10
Depreciation and Amortization	7,202	3,087	5,183
Minority interests	3,127	1,845	1,885
Changes in operating assets and liabilities
(Increase)Decrease in accounts receivables	(7,324)	(7,290)	(3,831)
(Increase)Decrease in finance lease receivable	(3,231)	(2,983)	(1,006)
(Increase)Decrease in other short term receivables	(1,157)	(2,326)	(462)
(Increase)Decrease in inventories	(4,039	(3,086)	627
(Increase)Decrease in tax receivables	(2,441)	(1,229)	(105)
(Increase)Decrease in prepaid expenses and other current assets	(4,672)	(5,895)	291
(Increase)Decrease in other assets	(1,014)	1,292	1,391
Increase(Decrease) in accounts payable	(4,613)	6,046	4,900
Increase(Decrease) in accrued expenses and other current liabilities	7,337	(2,880)	(2,046)
Increase(Decrease) in deferred revenue	(436)	(608)	478
Increase(Decrease) in other long term liabilities	1,274	677	(27)
Increase(Decrease) in deferred income taxes	(1,567)	(752)	2,333
Increase(Decrease) in related party payables	9,296	8,370	(4,059)
Increase(Decrease) in other current liabilities	(3,717)	(3,685)	(2,568)
Net cash provided by operating activities	16,980	4,654	18,115

Cash flows from investing activities
Cash used for acquisitions, net	(156)	-	(2,573)
Purchase of investment securities	(3)	(1,398)	(70)
Purchase of property and equipment	(9,407)	(6,962)	(7,381)
Net cash used in investing activities	(9,566)	(8,360)	(10,024)

Cash flows from financing activities
Increase(Decrease) in bank advances	3,224	172	(1,647)
Borrowings of debt and capital lease obligations	9,959	6,586	4,168
Repayment of debt and capital lease obligations	(8,711)	(3,926)	(5,022)
Borrowings on lines of credit	19,041	9,140	24,214
Payments on lines of credit	(26,050)	(13,700)	(18,450)
Repurchase of common stock	(7,309)	--	-
Payment of dividends	(933)	--	(1,470)
Net cash used in financing activities	(10,779)	(1,728)	1,793

Effect of exchange rate on cash	272	54	633

Net change in cash and cash equivalents	(3,093)	(5,380)	10,517

Cash and cash equivalents at beginning of period	18,698	18,698	15,605
Cash and cash equivalents at end of period	15,605	13,318	26,122
The accompanying notes are an integral part of these consolidated financial statements.

DiaMed Holding AG Notes to Consolidated Financial Statements Year Ended December 31, 2006 for the unaudited interim periods ended June 30, 2006 and June 30, 2007
1.	Nature of Business

The DiaMed Holding AG (the “Company”) was founded in 1977 and develops, manufactures, and markets a complete line of reagents and instruments used in blood typing aimed at providing laboratories with ease of use, safety and reliability.  The Company has developed liquid and stable enzyme reagents, additive LISS reagents, coagulation reagents in liquid, ready to use form, as well as DiaCent Cellwashers.  The Company focuses on medical devices and services related to blood transfusion, ID Micro Typing and gel tests for serology laboratories.

The Company is situated in Cressier sur Morat, near Fribourg, Switzerland.  The Company has approximately 800 employees in Switzerland, France, Germany, Brazil, China, Egypt and other locations throughout the world.

2.	Summary of Significant Accounting Policies

Significant accounting policies applied by the Company in the preparation of its financial statements, in accordance with accounting principles generally accepted in the United States of America, are as follows:

Consolidation Policy

The consolidated financial statements include the accounts of the Company, subsidiaries in which a controlling interest is maintained and variable interest entities for which DiaMed is the primary beneficiary after elimination of intercompany balances and transactions.  For those consolidated subsidiaries in which the Company’s ownership is less than 100 percent, the outside shareholder’s interests are shown as Minority interests.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.  The Company places its cash, cash equivalents and short-term investments with high quality financial institutions.  Cash and cash equivalents were CHF 15.6 million and CHF 26.1million at December 31, 2006 and June 30, 2007.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of geographically diverse customers which make up the Company’s customer base, thus spreading credit risk.  At December 31, 2006 and June 30, 2007, no single group or customer represents more than 10% of total accounts receivable.  At December 31, 2006 and June 30, 2007, the Company’s accounts receivable balance of CHF 52.5 million and CHF 53.6 million was comprised of 54% and 53%, respectively, of foreign origin receivables, predominantly European.  Some European countries require longer payment terms as a part of doing business.  This may subject the Company to a higher risk of uncollectibility.  This risk is evaluated when the allowance for doubtful accounts is determined.  The Company generally does not require collateral from its customers.  No individual customer accounted for more than 10% of sales during any of the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less, which are readily convertible into cash. Cash equivalents are stated at cost, which approximates fair market value.

Inventories

Inventories include reagents and reagent materials as well as reagent equipment.  Inventories are stated at the lower of cost (determined using standard cost which approximates weighted average cost) or market (net realizable value).  Cost includes material, labor and manufacturing overhead.  The Company monitors inventory on hand and records provisions for obsolete and/or excess inventory based upon technology changes, competition, customer demand, product shelf life and manufacturing quality.  In accordance with SAB Topic 5, when inventory is written-down to reflect changes in value at fiscal period end, this creates a new cost basis from which the Company can not subsequently mark-up the value based upon changes in the underlying facts and circumstances.

Intangible assets

Intangible assets, which are recorded in other assets in the consolidated balance sheets, consist of customer lists and relationships.  These customer related intangible assets acquired as part of acquisitions are recognized at estimated fair value and are amortized, on a straight-line basis, over their estimated economic life of 10 years.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, deferred revenue, accrued expenses, accounts payable and bank advances approximate their fair values.

Property, Plant and Equipment

Property, plant and equipment, including capital leases, are stated at cost less accumulated depreciation.  Expenditures for replacements are capitalized, and the replaced items are retired.  Normal maintenance and repairs are charged to the income statement.  Major maintenance and repair activities that significantly extend the useful life of the asset are capitalized.  When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.  Depreciation is computed using the straight-line method over the estimated lives of the related assets as follows:

Buildings	20-40 years
Machinery and equipment	3-10 years
Furniture and fixtures	6-10 years
Capital leases and leasehold improvements	Over the shorter of the useful life of the asset or the lease term

Foreign Currency Translation

The functional currency of the Company is Swiss Francs.  The financial statements of foreign subsidiaries have been translated into Swiss Francs in accordance with SFAS No. 52, Foreign Currency Translation.  Balance sheet accounts of international subsidiaries are translated at the current exchange rate as of the end of the accounting period. Income statement items are translated at average exchange rates. The resulting translation adjustment is recorded as a separate component of shareholders’ equity.

Foreign currency transaction gains and losses are included in other income (expense) in the consolidated statements of income as part of other income. Transaction gains and losses result primarily from fluctuations in foreign currency exchange rates from transactions denominated in a currency other than the functional currency of the company or subsidiary who is the party to the transaction.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin Topic 13 “Revenue Recognition”  “Topic 13,” which requires that the following four basic criteria have been met in order to recognize revenue:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.  Sales discounts, rebates and returns are recorded as a reduction of revenue.  Provisions for rebates, product returns and discounts to customers are provided for as reductions to revenue in the same period as the related sales are recorded.  The Company monitors and tracks the amount of sales deductions based on historical experience to estimate the amount of reduction to revenue. The Company’s main sources of revenue and the recognition policies are as follows:

Reagent Sales

Revenue from the sale of reagents to end users is recognized upon delivery to the customers’ premises when both title and risk of loss transfer to the customer, unless there are specific contractual terms to the contrary.  Reagent Agreements are a diagnostic industry sales method that provides use of an instrument if the customer exclusively purchases the Company’s reagents to use on that instrument.  We have evaluated the Reagent Agreements and account for the contracts under the terms of the guidance set forth in EITF 00-21, “Accounting for Revenue arrangements with Multiple Deliverables”.  All revenues that we earn under our Reagent Agreements are recognized when the reagent has been delivered to the customer.  Revenue from the sale of reagents to distributors is recognized FOB customs clearance when both title and risk of loss transfer to the customer.

Instrument Sales

Under our Reagent Agreements our customers obtain our instruments under one of the following methods:

Cash Sales

Revenue from the sale of instruments for cash is generally recognized upon completion of the four basic criteria of Topic 13.

Leasing

EITF 00-21 requires the application of higher-level literature in determining separate units of accounting and allocating arrangement consideration.  Revenue from leasing arrangements of the Company’s medical instruments to customers are sales-type leases in accordance with FASB No. 13 Accounting for Leases and is recognized over the term of the leasing agreement.

Sale Leaseback Transactions

In certain circumstances, the Company enters into a sales leaseback arrangement with a financial institution.  The Company classifies these arrangements as capital leases.  The Company then sub-leases the equipment to distributors who in-turn sub-leases the equipment to third-party customers.  These leases with the financial institution have a term of between two and five years.  The sub-leases have a term of one month longer than the lease with the financial institution.  In each case, the lessee obtains title to the instrument once the lease term is over.  The Company accounts for the sale and leaseback with the financial institution as capital leases.  The Company accounts for the sub-leases with distributors as sales-type leases as discussed above.

Shipping and Handling Charges and Sales Tax

The amounts billed to customers for shipping and handling of orders are classified as revenue and reported in the statements of income as net sales.  The cost of handling customer orders and the cost of shipments are reported as cost of sales.  Sales taxes invoiced to customers and payable to government agencies are recorded on a net basis.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables at December 31, 2006 and June 30, 2007 totaling CHF 52.5 million and CHF 53.6 million, respectively, are net of allowances for doubtful accounts of CHF 4.3 million and CHF 4.2 million, respectively.  We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The amount of the allowance is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ country or industry, historical losses and our customers’ credit-worthiness.

Research and Development

Internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed. Purchased in-process research and development costs are expensed at the time of purchase.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued that may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a loss is likely to occur and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements.  If the assessment indicates that a potentially loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.  Legal costs relating to loss contingencies are expensed as incurred.

Warranty

We warrant certain equipment against defects in design, materials and workmanship, generally for a period of one year. Upon shipment of that equipment, we establish, as part of cost of goods sold, a provision for the expected costs of such warranty based on historical experience, specific warranty terms and customer feedback. Warranty expenses were CHF 0.8 million, CHF 0.4 million and CHF 0.8 million for the year ended December 31, 2006 and the six month periods ended June 30, 2006 and 2007, respectively.

We also provide warranties on our reagent blood typing cards, however, past experience indicates the actual costs of providing this warranty are inconsequential and are expensed as incurred.  During the periods presented such costs were not material.

Variable Interest Entities (VIEs)

The Company consolidates VIEs where DiaMed is considered the primary beneficiary.  At December 31, 2006, the assets, liabilities and operations of these entities are not material to the consolidated financial statements of the Company.

The Company is also involved with other entities that are VIEs for which the Company is not currently the primary beneficiary.  Future events may require these VIEs to be consolidated if the Company becomes the primary beneficiary.  At December 31, 2006, the assets and liabilities of the other VIEs are immaterial to the consolidated financial statements of the Company.

The financial statements exclude one potential variable interest entity where the primary beneficiary could not be determined and the financial statements were not made available. The entity is located in Tunisia and is both a supplier to DiaMed and distributor of DiaMed products. The entity is a privately owned business organized under the laws of Tunisia. Under the current agreement, DiaMed has not guaranteed any indebtedness, subsidized any losses or received any residual profit from this entity. DiaMed and the Tunisian supplier have historically not been subject to the reporting requirements of accounting principles generally accepted in the United States of America and the contractual arrangements do not require that DiaMed receive financial information of the entity.  Therefore, it is not possible for the Company to determine whether the entity is a variable interest entity or whether the Company is the primary beneficiary despite repeated attempts and exhaustive efforts by management to obtain this information. However, as such financial information is not available, we have not accounted for any variable interest relationship in the DiaMed consolidated financial statements. Annually, DiaMed has purchased services and materials in the amount of approximately CHF 3 million. As discussed more fully in Note 14, the Company has committed to purchase at least CHF 3.0 million in product from this entity during 2007. During 2006, the Company purchased services and materials in the amount of approximately CHF 3.0 million.

Pension Fund Commitments

The expense and liability relating to the Company’s defined benefit plan are determined on an actuarial basis using the projected unit credit method, which reflects service rendered by employees to the date of valuation and incorporates assumptions concerning employees projected salaries and is calculated and recorded according to FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of FASB Statements 87, 88, 106 and 132 (R).

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable.  The Company performs a recoverability test by comparing the expected undiscounted future cash flows to be derived from an asset or asset group with its carrying amount.  If the asset or asset group fails the recoverability test, an impairment loss is calculated as the excess of the carrying amount over the fair value, which is calculated by reference to the expected discounted cash flows of the asset or asset group.

License Fees

The Company records revenue earned from licensing arrangements when earned and expense from amounts due to other parties under similar license arrangements when incurred.  Revenue from these arrangements is recorded as a component in net sales and expenses are included as part of cost of sales in the accompanying consolidated statements of income.

Income Taxes

We account for income taxes under the asset and liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between carrying amounts and tax basis of assets and liabilities (see Note 10).

Adoption of New Financial Accounting Standards

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.

Based on our review to date, no significant uncertain tax positions requiring recognition in our financial statements have come to our attention.  The evaluation was performed for the open tax years that remain subject to examination in the major tax jurisdictions as of June 30, 2007 and is still ongoing.

The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.  The following table summarizes the open tax years for the major tax jurisdictions that are subject to examination by tax authorities as of June 30, 2007:

Brazil	2002 – 2006
France	2004 – 2006
Germany	2005 – 2006
Switzerland	2006

Based on our evaluation of these major tax jurisdictions, we have not identified any material unrecognized tax benefits that are expected to significantly increase or decrease within 12 months of the reporting date.

In May 2005, the FASB issued FASB Statement No. 154 Accounting changes and error corrections as a replacement of APB Opinion No. 20 Accounting changes and FASB Statement No. 3 Reporting Accounting Changes in Interim Financial Statements, which has to be applied for financial years beginning on or after December 15, 2005. It requires entities to recognize changes in accounting principles retrospectively, instead of including the effect in net income of the period as was prescribed by APB Opinion No. 20. The Company has applied the standard as of January 1, 2006; adoption of this standard had no impact on the Company’s results of operations, cash flows or financial position.

New Financial Accounting Standards not yet applied

In September 2006, the FASB issued FASB Statement No. 157 (FAS 157), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective in the fiscal first quarter of 2008 and the Company will adopt the statement at that time.  The Company believes that the adoption of FAS 157 will not have a material effect on its results of operations, cash flows or financial position.

In February 2007, the FASB issued FASB Statement No 159 (FAS 159), The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 , which permits entities to account for most financial instruments at fair value rather than under other applicable generally accepted accounting principles.  The accounting results in the instrument being marked to fair value every reporting period with the gain/loss from a change in fair value recorded in the income statement.  FAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We are in the process of evaluating the impact of the adoption of SFAS 159 on the results of our operations and financial condition.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations (FAS 141(R)) and No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FAS 160).  FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008.  FAS 141(R) will be applied prospectively. FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements of FAS 160 shall be applied prospectively.  The Company has not yet evaluated the impact that adoption of FAS 141(R) or FAS 160 will have on the results of operations, cash flows or financial position.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. SAB 108 puts forward a single quantification framework, the dual approach, to be used by all public companies in the quantification of identified misstatements. The dual approach requires consideration of the impact of misstatements on both the income statement (“the rollover method”) and the balance sheet (“the iron-curtain method”). There was no impact on the Company’s consolidated financial statements as a result of the adoption of SAB 108 as of December 31, 2006.

3.	Acquisition

On January 1, 2007, the Company acquired 100% of the outstanding shares of Centro Labs SAS (“CLE”) in exchange for cash consideration of approximately CHF 2.4 million and the assumption of liabilities of CHF 0.2 million.  The results of operations are included in the results of operations of the period ended June 30, 2007 for the full six month period as the acquisition closed on January 1, 2007.  There were no contingent payment arrangements included as part of the acquisition of CLE.

Prior to the date of acquisition, this entity was owned by a shareholder and employee of the Company.  During 2006 purchases from CLE by the Company approximated CHF 7.7 million, the majority of these costs have been included in cost of sales in the consolidated statements of income.  As of December 31, 2006 there was approximately CHF 0.9 million included in accounts payable that was due to CLE as of that date.

4.	Inventory

Inventories are stated at the lower of cost (determined using standard cost, which approximates weighted average cost) or market (net realizable value):

	December 31,	June 30,
	2006	2007
(in CHF thousands)		(unaudited)

Raw materials and supplies	25,308	24,739
Work in process	22,913	23,747
Finished goods	18,971	18,737
	67,192	67,223

5.	Property and Equipment
	December 31,	June 30,
	2006	2007
(in CHF thousands)		(unaudited)

Land	1,336	1,353
Buildings and improvements	56,751	57,404
Furniture and fixtures	7,414	7,931
Machinery and equipment	38,810	45,945
Vehicles	1,216	1,547
Reagent equipment (Company owned,
at customer locations)	19,539	24,754
	125,066	138,934

Less: Accumulated depreciation	(51,052)	(60,416)
Property, plant and equipment, net	74,014	78,518

Depreciation, including depreciation on capital leases, was CHF 7.2 million, CHF 3.1 million and CHF 5.2 million for the year ending December 31, 2006 and the six month periods ended June 30, 2006 and 2007, respectively. Depreciation expenses of CHF 2.3 million, CHF 1.4 million and CHF 2.8 million is included in cost of sales and CHF 4.9 million, CHF 1.7 million and CHF 2.4 million is included in selling, general and administrative expense.

Leased assets

A portion of both buildings and improvements and reagent equipment include assets on capital lease.  Refer to note 8 for additional information.

6.	Accrued Expenses and Other Current Liabilities

	December 31,	June 30,
	2006	2007
(in CHF thousands)		(unaudited)

Taxes payables	6,088	8,256
Accrued royalties	2,877	3,425
Accrued salaries	8,737	7,775
Accrued commissions	5,066	1,517
Accrued warranty	595	611
Accrued professional fees	2,812	440
Accrued other expenses	6,141	5,818
Accrued expenses and other current liabilities	32,316	27,842

7.	Lines of Credit
	December 31,	June 30,
	2006	2007
(in CHF thousands)		(unaudited)

Other	93	61
Lines of credit	19,350	25,150
	19,443	25,211

Credit line 1 – On January 27, 2004 the Company entered into an arrangement with UBS to obtain a line of credit with a total availability of CHF 18.0 million.  Borrowings under this line of credit do not have an expiration date and are due upon demand by the bank.  This line of credit includes certain debt covenants which are typical in Switzerland, such as, among other things, providing certain periodic financial information, limitations on entering into additional debt agreements and entering into any financial guarantees.   In addition, this particular line of credit includes covenants related to ratios associated with debt, equity, EBITDA and interest expense.  The Company is in compliance with all applicable covenants for all periods presented.  Interest on this line of credit is variable and is determined based upon current money market conditions in Switzerland.  The total availability of the credit line is reduced by CHF 2.0 million yearly starting on December 31, 2004.  As of December 31, 2006 the total availability was CHF 12.0 million, the interest rate on this line of credit was 2.5% and the outstanding balance was CHF 10.0 million.

On March 13, 2007 the total availability of this credit line was increased to CHF 15.0 million and reduced again to CHF 12.0 million as of June 30, 2007.  The covenants for this line of credit remained unchanged.  As of June 30, 2007 the outstanding balance was CHF 7.5 million.

Credit line 2 - On August 14, 2002 the Company entered into an arrangement with UBS to obtain a line of credit with a total availability of CHF 10.2 million.  This line of credit expires on June 30, 2009, is cancellable immediately without any notice period by either party and requires annual payments of CHF 0.8 million on the outstanding principal balance.  This line of credit includes certain debt covenants which are typical in Switzerland, such as, among other things, providing certain periodic financial information, limitations on entering into additional debt agreements and entering into any financial guarantees.  In addition, this particular line of credit includes covenants related to ratios associated with debt, equity, EBITDA and interest expense.  The Company is in compliance with all applicable covenants for all periods presented.   Interest on this line of credit is variable and is determined based upon current money market conditions in Switzerland.  As of December 31, 2006 the interest rate on this line of credit was 2.85% and the outstanding balance was CHF 4.4 million.

On June 4, 2007 the total availability of this credit line with was reduced to CHF 6.0 million. The debt covenants for this line of credit remained unchanged.  As of June 30, 2007, the outstanding balance was CHF 4.4 million.

Credit line 3 – On December 11, 2001 the Company entered into an arrangement with Credit Suisse to obtain a line of credit with a total availability of CHF 6 million.  Borrowings under this line of credit do not have an expiration date and are due upon demand by the bank.  This line of credit includes certain debt covenants which are typical in Switzerland, such as, among other things, providing certain periodic financial information, limitations on entering into additional debt agreements and entering into any financial guarantees.  Interest on this line of credit is variable and is determined based upon current money market conditions in Switzerland.  As of December 31, 2006, the interest rate was 2.8% and the outstanding balance was CHF 4.95 million.

On February 13, 2007 the total availability of this credit line was increased to CHF 9.0 million. The debt covenants for this line of credit remained unchanged. As of June 30, 2007, the outstanding balance was CHF 7.5 million.

8.	Capital Lease Obligations
	December 31,	June 30,
	2006	2007
(in CHF thousands)		(unaudited)

Building lease	13,952	13,135

Reagent equipment leases
Bearing interest at an average interest of 6.6% and with
maturity dates ranging from February 2008 to May 2012	16,526	16,707

Total	30,478	29,842

Less: Current portion	(10,072)	(11,216)
	20,406	18,626

The Company leases the production facilities and head office space based in Cressier, Switzerland, from Credit Suisse.  In May 2006, the original lease agreement expired and was renewed for an additional 5 year period.  At the conclusion of this renewal, the Company has the right to purchase the property for CHF 6 million or extend the lease for another 5 year period.

The Company manufactures and distributes dedicated instruments for blood group serology, coagulation, platelet analysis and evanescence technology.  In addition, the Company purchases instruments from third party manufacturers.  These instruments are necessary to operate the Company’s other products.   To facilitate the sale of products, the Company enters into sale leaseback arrangements with Migrosbank and subsequently sublease arrangements with distributors and other third parties.  In all instances, the Company remains the primary obligor to Migrosbank during the duration of the lease.  Under the sale leaseback arrangements title to the leased instruments passes to the Company at the end of the lease period and typically onto the distributors and other third parties as part of the sublease arrangements.  Amounts receivable from distributors and other third parties are classified as finance lease receivables on the consolidated balance sheet.

The following is a schedule of approximate future minimum lease payments to be made under capital leases as of December 31, 2006:

(in CHF thousands)

2007	10,957
2008	8,476
2009	3,652
2010	2,396
2011	7,135
Thereafter	92

Total minimum payments	32,708

Less: interest portion	(2,230)

Net amount due	30,478

9.	Treasury Shares

There were 1’639 treasury shares held by the Company as of December 31, 2006 and June 30, 2007 with a value of CHF 8.3 million.

During 2006, the Company acquired 1’531 shares, or approximately 9% of the total shares issued from one shareholder for CHF 7.8 million.  There were no other treasury share transactions during 2006 or through June 30, 2007.

10.	Income Taxes

Sources of income as of December 31, 2006 before income taxes are summarized below:

December 31,
2006
(in CHF thousands)

Swiss Operations	23,621
Foreign Operations	11,991
35,612

The provision for income taxes as of December 31, 2006 is summarized as follows:

December 31
2006
(in CHF thousands)
Current:
Switzerland	3,857
International	3,984
7,841

Deferred:
Switzerland	948
International	1,151
2,099
Provision for income taxes	9,940

Deferred income taxes reflect the net tax effects of: (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes; and (b) operating loss carry-forwards.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  Based on assessments of all available evidence including, but not limited to, the operating history and lack of profitability of certain subsidiaries, management does not believe it is more likely than not that the Company will be able to realize the subsidiaries’ net operating loss carry-forwards and tax benefits and, as a result, deferred tax valuation allowances have been recorded against these deferred tax assets as follows: DTS Brazil CHF 4.5 million, DiaInvest AG CHF 1.1 million and DiaMed Holding AG CHF .5 million.

The net operating loss carry-forwards for DTS Brazil for CHF 13.1 million do not expire; other net operating loss carry-forwards of CHF 20.3 million start to expire in 2009.

Settlement of open tax years, as well as tax issues in other countries where we conduct our business, are not expected to have a material effect on the consolidated financial position or liquidity of the Company and, in the opinion of management, adequate provision has been made for income taxes for all years under examination or subject to future examination.

The tax effects of significant items comprising the Company’s net deferred tax assets at December 31, 2006 are as follows:

December 31,
2006
(in CHF thousands)

Deferred taxes assets
Bad debt reserve	430
Inventory valuation differences	711
Other current and noncurrent assets	832
Pension provision	1,366
Other reserves	2,797
Amortization and depreciation	4,202
Net operating losses	6,043
Valuation allowance	(10,175)
6,206

Deferred tax liabilities
Other current and noncurrent liabilities	530
Intangible assets	531
Long term liabilities	928
Bad debt reserve	967
Amortization and depreciation	1,329
Inventory reserve	1,353
Legal reserves	2,996
8,634
Net deferred tax liabilities	(2,428)

The Company records a valuation allowance as needed to reduce the deferred tax assets to an amount that is more likely than not to be realized. The net change in the valuation allowance in 2006 related to net operating losses incurred and credit carry forwards in jurisdictions where realization of the associated benefits are not expected to be realized as a result of a lack of future projected earnings, expiration or offset against future non-taxable income from holding companies.

The Company’s effective tax rate differs from the federal statutory rate as follows:

December 31,
2006

Swiss federal statutory tax rate	8.5%
Cantonal income taxes, net of federal tax benefit	12.5%
Foreign income at other than Swiss tax rates	3.8%
Impact of unrealizable net operating losses	3.1%
27.9%

11.	Supplemental Cash Flow Information

	December 31,	June 30	June 30,
	2006	2006	2007
(in CHF thousands)		(unaudited)

Non-cash Investing and Financing Activities
Capital leases	9,526	6,331	4,789
Acquisition liability assumed	-	-	225
Supplemental information
Taxes paid	7,841	5,181	5,314
Interest paid	8,416	3,711	5,346

12.	Pension Plans

The Company offers certain post-employment benefits in Switzerland and certain other locations in accordance with the laws and regulations of those countries.  Employees of the Swiss group companies are primarily affiliated with the DiaMed Holding AG pension plan. This plan is governed by a Board of Trustees comprised of 50% company management and 50% employees and is financed by both employer and employee contributions.  In addition, the post-employment benefit plan for the French entities is also accounted for as a defined benefit plan under US GAAP.

Net pension expense under the defined benefit pension plan is composed of the following for the year ended December 31, 2006 and the six month periods ended June 30, 2006 and 2007:

	Swiss Pension Plans			French Pension Plans
	Year Ended	Six-month Period Ended		Year Ended	Six–month Period Ended
	December 31,	June 30,	June 30,	December 31,	June 30,	June 30,
	2006	2006	2007	2006	2006	2007
Service cost - benefits
earned during the period	2,416	1,202	1,246	72	39	38
Interest cost on projected
benefit obligation	1,003	497	557	31	16	20
Expected return on plan
assets	(1,475)	(710)	(661)	(39)	(8)	(21)

Net periodic pension cost	1,944	989	1,142	65	47	36

The following table sets forth the change in the benefit obligation, change in plan assets and funded status, which is recognized in the consolidated balance sheet, of the defined benefit pension plan as of December 31, 2006:

	Swiss Pension Plans	French Pension Plans
	Year Ended	Year Ended
	December 31,	December 31,
	2006	2006
Projected benefit obligation,
beginning of year	37,425	769
Service cost	2,416	74
Interest cost	1,003	32
Amendments	-	(23)
Actuarial (gain) loss	192	(47)
Employee contribution	1,536	-
Benefits paid	(1,877)	-
Projected benefit obligation, end of year	40,695	806
Fair value of plan assets,		0
beginning of year	32,074	182
Actual return on plan assets	1,245	-10
Employer contribution	1,754	402
Employee contribution	1,536	-
Benefits paid	(1,877)	-
Fair value of plan assets, end of year	34,732	575
Funded status at end of year	5,963	232
Unrecognized net actuarial loss	422	(19)
Unrecognized prior service cost	--	--
Net amount recognized	5,541	251

Amounts recognized in accumulated other comprehensive income are as follows:

	Swiss Pension Plans			French Pension Plans
	Year Ended	Six-month Period Ended		Year Ended	Six-month Period Ended
	December 31,	June 30,	June 30,	December 31,	June 30,	June 30,
	2006	2006	2007	2006	2006	2007
Unrecognized prior
service cost	--	--	4,676	--	--	--
Unrecognized net (gain)
loss	422	361	(1,913)	(19)	31	20
Total	422	361	2,763	(19)	31	20

In 2007 the Company expects to recognize amortization of prior service costs of CHF 323 and amortization of actuarial losses of CHF 0.

Weighted average assumptions used to determine benefit obligations for the year ended December 31, 2006:

Year Ended
December 31, 2006
	Swiss Plans	French Plans

Discount rate	2.75%	4.75%
Expected return on plan assets	4.50%	4.25%
Rate of compensation increase	2.00%	2.00%
Pension indexation	0.50%	0.00%

The return on assets was selected from within the reasonable range of rates determined by (a) historical real returns for the assets classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

As of December 31, 2006 the weighted-average asset allocations of the Company’s pension plans were as follows:

	Year Ended
	December 31, 2006
	Swiss Plan	French Plan

Qualified insurance policies	100%	100%

The Company invests all assets for Swiss and French pension plans with qualified insurance companies.

The expected long-term rates of return are determined at each measurement date based on a review of the actual plan assets and the historical returns of the capital markets adjusted for certain interest rates as appropriate.

The Company’s investment policy is to place the plans with qualified insurance companies to reduce future volatility to a minimal level.  The asset allocation and the investment policy are reviewed periodically to determine if changes are necessary.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Swiss	French

2007	1,004	37
2008	1,103	-
2009	1,356	187
2010	4,619	14
2011	1,545	-
2012-2016	11,871	457

In 2007, the Company expects to make employer pension contributions of CHF 1.75 million into the pension plans.  Through June 30, 2007 the Company has contributed CHF 1.4 million.

13.	Patented Technology

One of the Company’s consolidated entities owns a binding patent, which was internally generated, to market and distribute certain key products of the Company.  This patent and the right to utilize the associated technology is sublicensed to subsidiaries of the consolidated group as well as other third parties.  During 2006, the Company recognized CHF 8.1 million in license income, included in net sales, as a result of sublicensing this patent to third parties.

14.	Commitments and Contingencies

Lease Commitments

The Company leases office equipment and vehicles under operating lease agreements.

The following is a schedule of approximate future annual lease payments under all operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006:

(in CHF thousands)

2007	1,063
2008	1,220
2009	814
2010	763
2011	737
2012	313
4,910

The company paid CHF 1.3 million, CHF 0.6 million and CHF 0.6 million under operating lease agreements for the year ended December 31, 2006 and the six month periods ended June 30, 2006 and 2007, respectively.

Contingencies

The Company is not currently subject to any material legal proceedings which have not been provided for in the commitments and contingencies accrual for legal claims (CHF 10.5 million at December 31, 2006 and CHF 12.3 million at June 30, 2007) (the “Legal Accrual”).  From time to time, the Company may become a party to certain legal proceedings that are either non-material or arise in the ordinary course of business.  The following is a list of material pending legal proceedings and disputes of the Company for which an accrual has been recorded and is included in commitments and contingencies on the consolidated balance sheets.

Claim 1

Fresenius HemoCare Netherlands BV is seeking compensation from DiaMed AG in connection with a dispute under a supplier agreement.  Settlement was reached in October 2007 and the Company paid approximately CHF 1.4 million, which is the amount that has been accrued at December 31, 2006 and June 30, 2007 to fully settle the claim.

Claim 2

DiaMed Holding AG and DiaMed AG are engaged in settlement negotiations with DiaMed Diagnostika GmbH, a former third party distributor, to resolve a number of pending disputes, one of which relates to the termination of the distributor relationship.  Due to the uncertainty of the outcome of all claims, the negotiations cannot be forecasted finally and the Company has recorded an accrual which represents our best estimate of the contingent liability.

Claim 3

DiaMed Latino America S.A. is the defendant in certain pending labor litigation in Brazil.  The plaintiff claims the acknowledgment of an employment relationship with DiaMed Latino America S.A. and the payment of certain amounts (including penalties) under the Brazilian Labor Law.  Although the ultimate outcome of this lawsuit cannot be forecasted finally, the Company has recorded an accrual which represents our best estimate of the contingent liability.

Claim 4

DTS Transfusion Systems S.A. is a defendant in multiple lawsuits in Brazil relating to various labor disputes and is in a dispute with the federal government regarding certain tax-related claims.  Although the ultimate outcome of these lawsuits cannot be forecasted finally, the Company has recorded an accrual, which represents our best estimate of the contingent liability.

Purchase Commitment

The Company has entered into a purchase commitment with a third party supplier which requires the Company to purchase a minimum quantity of goods on an annual basis at pre-determined prices.  The purchase commitment requires purchases in the amount of at least CHF 3.0 million during 2007.

15.	Related Party Transactions

License fees

The Company has entered into agreements with shareholders and employees of the Company to pay licenses fees and royalties related to sales of certain products.  The Company expensed approximately CHF 12.9 million for the twelve months ended December 31, 2006 and approximately CHF 6.7 million and CHF 6.1 million for the six month periods ended June 30, 2006 and 2007, respectively, for such arrangements. The Company owed approximately CHF 7.3 million to this shareholder as of December 31, 2006 and CHF 3.3 million as of June 30, 2007.   Expenses under this arrangement are included as part of cost of sales and amounts due to this shareholder are included in related party payables.

The Company has an agreement to pay licensing fees to a shareholder of DiaMed France S.A., a consolidated subsidiary of DiaMed Holding AG. The Company expensed approximately CHF 0.6 million for the twelve months ended December 31, 2006 and approximately CHF 0.3 million for the each of the six month periods ended June 30, 2006 and 2007, respectively for such licensing fees. The Company owed approximately CHF 0.6 million to this shareholder as of December 31, 2006 and CHF 0.3 million as of June 30, 2007.   Expenses under this arrangement are included as part of cost of sales and amounts due to this shareholder are included in accrued expenses and other current liabilities.

Commissions

The Company has entered into an agreement with one of its shareholders, who is also an employee, for the payment of commissions for certain product sales.  The amount which is paid under this agreement is determined annually by the Board of Directors. Under this agreement the Company expensed approximately CHF 4.0 million for the twelve months ended December 31, 2006, and CHF 2.3 million and CHF 2.0 million for the six month periods ended June 30, 2006 and 2007, respectively. The Company owed approximately CHF 2.0 million to this shareholder as of December 31, 2006, and CHF 1.1 million as of June 30, 2007.  Expenses under this arrangement are included as part of selling, general and administrative expense and amounts due to this shareholder are included in accrued expenses and other current liabilities.

Transportation services

The Company has a consolidated subsidiary operating in Brazil, which obtained transportation services from an entity that was partially owned by members of management. For the year ended December 31, 2006 and the six months ended June 30, 2006, transportation expenses with this company amounted to approximately CHF 0.7 million and are included within cost of sales. There were no transactions with this company during the six month period ended June 30, 2007.

Building Rental

The Company rents a building from an entity which is owned by a shareholder and employee of the Company.  Lease payments made were approximately CHF 0.2 million for the year ended December 31, 2006, and CHF 0.1 million and CHF 0.1 million for the six month periods ended June 30, 2006 and 2007, respectively.  Amounts expensed under this arrangement are included in selling, general and administrative expense in the accompanying statements of income.  There were no amounts outstanding to this entity as of December 31, 2006.

Supplier relationship

The Company purchases goods and materials from an entity which is owned by a shareholder and employee of the Company.  Purchases from this entity made were approximately CHF 6.3 million, for the year ended December 31, 2006 and costs are included as part of cost of sales.  As of December 31, 2006 the Company has accrued CHF 1.2 million included in accounts payable due to this entity.

16.	Related Party Transactions

The components of the Company’s total comprehensive income are as follows:

	December 31	June 30	June 30
	2006	2006	2007
(in CHF thousands)		(unaudited)

Net income	22,545	13,689	12,740
Unrecognized amounts resulting from
defined benefit plans (Note 12)	(302)	(285)	(1,784)
Foreign currency translation adjustment	176	101	1,323
Comprehensive income	22,419	13,505	12,279

17.	Other operating expense

Included in other operating expenses are costs related to maintenance of an airplane owned by a consolidated entity of the Company as well as certain leasing costs.  Such costs totaled CHF 6.8 million for the year ended December 31, 2006, and CHF 3.4 million and CHF 2.4 million for the six month periods ended June 30, 2006 and June 30, 2007, respectively.

18.	Intangible Assets
Intangible assets consist of the following:
	December 31	June 30
	2006	2007
(in CHF thousands)		(unaudited)

Customer related assets	2,309	2,375

Less: accumulated amortization	(693)	(808)

	1,616	1,567

Amortization expense was CHF 225 for the year ended December 31, 2006 and CHF 112 and CHF 117 for the six month periods ended June 30, 2006 and June 30, 2007, respectively.  Estimated amortization expense for amortized intangible assets for each of the next five years is as follows:

(in CHF thousands)

2007	231
2008	231
2009	231
2010	231
2011	231

19.	Subsequent events

In May 2007, the Company entered into a definitive agreement with Bio-Rad Laboratories Inc to sell approximately 77.7% of the outstanding shares of the Company.  The transaction closed on October 1, 2007.  Under the terms of the agreement, Bio-Rad paid CHF 476.9 million in cash to acquire these shares.  The Company continues to hold approximately 9.6% of its outstanding shares as treasury shares.